Exhibit 11 - COMPUTATION OF PER SHARE EARNINGS
(Thousands of dollars, except per share data)

                                                     Three Months Ended March 31
                                                         1998            1997
                                                      ----------      ----------
BASIC
Average shares outstanding                            62,481,627      62,448,532
Net income                                               $49,136         $41,066

     Per-share amount                                      $0.79           $0.66
                                                           =====           =====


DILUTED
Average shares outstanding                            62,481,627      62,448,532
Effect of dilutive securities based on the
  treasury stock method using the average
  market  price if higher than the exercise price        849,932         934,726
                                                      ----------      ----------
                                                      63,331,559      63,383,258
Net income                                               $49,136         $41,066

     Per-share amount                                      $0.78           $0.64
                                                           =====           =====